Exhibit 99.1

Corporate Contact:
Matthew E. Oakes
President & CEO, Direct Insite Corp.
631.873.2900
matthew.oakes@directinsite.com

Direct Insite Corp. Appoints Lowell Rush Chief Financial Officer

FT. LAUDERDALE, FLORIDA, December 23, 2013 -- Direct Insite (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable, and Payments services, announced today that the Company has appointed Lowell Rush to the positions of Chief Financial Officer, Secretary and Treasurer.  Mr. Rush has been the Acting Chief Financial Officer of Direct Insite since October 4, 2013.

Mr. Rush has more than 35 years of financial and operational experience. Prior to joining Direct Insite, he held positions as Chief Operating Officer of Cosmetic Dermatology, Inc., CFO of Bijoux Terner, LLC; and CFO of Little Switzerland, Inc., in addition to various financial management roles at Sunglass Hut International, Burger King Corp. and Knight-Ridder, Inc. He began his career with Big-4 firms Ernst & Young and Deloitte & Touche.

“As a seasoned business and financial executive, Lowell Rush brings a great deal of experience and expertise to Direct Insite,” commented Matthew Oakes, President & CEO of Direct Insite. “I’m excited to have him on board to lead our financial organization as we continue to execute upon our growth strategy and explore new strategic opportunities.”

Mr. Rush is a Certified Public Accountant with a Bachelor of Science degree in Accounting from the State University of New York at Buffalo, and holds an Executive Master of Business Administration degree in International Business from the University of Miami.

About Direct Insite
Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  Since 2001, Direct Insite has built a track record in automating some of the most demanding financial environments.  Today, over 350,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line™ (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis.  To learn more, visit www.directinsite.com.

#      #      #